UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2024
National Storage Affiliates Trust
(Exact name of registrant as specified in its charter)

Maryland	001-37351	46-5053858
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
8400 East Prentice Avenue, 9th Floor
Greenwood Village, Colorado 80111
(Address of principal executive offices)
(720) 630-2600
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Shares of Beneficial Interest, $0.01 par value per share	NSA	New York Stock Exchange
Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share	NSA Pr A	New York Stock Exchange
Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share	NSA Pr B	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
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ITEM 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 15, 2024, Mark Van Mourick, a member of the Board of Trustees (the “Board”) of National Storage Affiliates Trust (the “Company”) informed the Board that he is resigning from the Board effective immediately. Mr. Van Mourick has been a trustee since 2015. Mr. Van Mourick’s decision to resign from the Board was not the result of any dispute or disagreements with the Company on any matter relating to the Company’s operations, policies or practices.
On the same day, following Mr. Van Mourick’s resignation, the Board, upon recommendation of the Compensation, Nominating and Corporate Governance Committee of the Board (the “CNCG Committee”), elected Warren Allan, 66, to serve as a member of the Board, effective immediately. In addition, upon recommendation of the CNCG Committee, the Board also appointed Mr. Allan to serve on the Audit Committee of the Board (the “Audit Committee”). Based upon a review of all relevant facts and circumstances, the Board affirmatively determined that Mr. Allan qualifies as an independent trustee and for purposes of serving on the Audit Committee as required by the New York Stock Exchange listing standards, Securities and Exchange Commission rules, and the Company’s independence standards.
Mr. Allan was formerly the President and Manager of Optivest Properties, LLC (“Optivest”), one of the Company’s former participating regional operators (“PROs”) and, as such, Mr. Allan and Optivest were previously parties to a facilities portfolio management agreement with the Company, and Optivest was a party to a sales commission agreement and various asset management agreements with the Company. The asset management agreements with Optivest included payments of supervisory and administrative fees and expense reimbursements from the Company to Optivest.
As previously announced in the Form 8-K filed by the Company on July 8, 2024, the Company entered into contribution agreements with Optivest to acquire certain of Optivest’s assets, which included (a) Optivest’s facilities portfolio management agreement, sales commission agreement and various asset management agreements, (b) certain intellectual property and brands, and (c) certain rights with respect to Optivest’s tenant insurance program. In connection with these transactions, the Company paid Optivest and its affiliates an aggregate of $8.2 million in cash and 548,944 Class A common units of limited partner interest of NSA OP, LP (“Class A OP Units”), of which Mr. Allan’s interest was approximately $2.9 million in cash and 209,333 Class A OP units, which Class A OP units had a value of approximately $8.4 million based on the closing price of the Company’s common shares of beneficial interest, $0.01 par value per share (“common shares”) as of the closing of the transaction. As a result, the Company no longer has any obligation to pay any supervisory and administrative fees or reimbursements to Optivest under those agreements. In connection with the closing of the above-mentioned transactions, on July 1, 2024, the Company entered into a new sales commission agreement and asset management agreements with Optivest to manage a portion of the Company’s self storage properties during an interim period until the operation of such facilities has transitioned to the Company.
For the year ended December 31, 2023 and the seven months ended July 31, 2024, supervisory and administrative fees of approximately $4.8 million and $2.7 million, respectively, were paid to Optivest. Of these, Mr. Allan’s interest was approximately $1.7 million and $1.0 million, respectively, excluding his share of any costs associated with such fees. For the year ended December 31, 2023 and the seven months ended July 31, 2024, expense reimbursements of approximately $7.2 million and $4.3 million were paid to Optivest. Of these, Mr. Allan’s interest was approximately $2.5 million and $1.5 million, respectively, excluding his share of any costs associated with such reimbursements. For the year ended December 31, 2023 and the six months ended June 30, 2024, tenant insurance-related access fees and commissions of approximately $2.4 million and $1.1 million, respectively were paid to an affiliate of Optivest. Of these, Mr. Allan’s interest was approximately $0.8 million and $0.4 million, respectively, excluding his share of any costs associated with such fees and commissions.
In connection with the acquisition of two properties by the Company during the year ended December 31, 2023, an aggregate of 11,700 LTIP units previously granted to Mr. Allan, vested, which vested LTIP units had an aggregate value of $0.4 million based on the weighted average closing price of the common shares as of the respective vesting dates.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL STORAGE AFFILIATES TRUST

By:	/s/ David G. Cramer
David G. Cramer
President and Chief Executive Officer

Date: August 15, 2024